As filed with the Securities and Exchange Commission on November 22, 2005

Registration No. 333-122572

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PALMSOURCE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0586278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1188 East Arques Avenue
Sunnyvale, CA 94085

(408) 400-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeanne Seeley

Chief Financial Officer

PalmSource, Inc.

1188 East Arques Avenue
Sunnyvale, CA 94085

(408) 400-3000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Michael G. O’Bryan, Esq. William Woo, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000	Stan Yukevich, Esq. Jonathan A.C. Wise, Esq. Morrison & Foerster LLP AIG Building, 11th Floor 1-1-3 Marunouchi, Chiyoda-ku Tokyo, Japan 100-0005 011 81 3 3214 6522

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-3 (Registration No. 333-122572) (the “Registration Statement”) of PalmSource, Inc. (“PalmSource”), pertaining to the registration of 1,508,010 shares of PalmSource common stock, par value $0.001 per share (“Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed on February 4, 2005 with the Securities and Exchange Commission.

On November 14, 2005, ACCESS Co., Ltd. (“ACCESS”), Apollo Merger Sub, Inc., a wholly owned subsidiary of ACCESS (“Merger Sub”), and PalmSource completed the merger of Merger Sub with and into PalmSource (the “Merger”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 8, 2005, by and among PalmSource, ACCESS and Merger Sub. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 14, 2005 (the “Effective Time”). At the Effective Time, PalmSource became a wholly owned subsidiary of ACCESS and each issued and outstanding share of PalmSource’s Common Stock was cancelled in exchange for the right to receive in cash $18.50 per share. The Common Stock ceased trading on The Nasdaq National Market at the close of business on November 15, 2005.

In connection with the Merger becoming effective, PalmSource has terminated all offerings of PalmSource Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by PalmSource in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of PalmSource which remain unsold at the termination of the offering, PalmSource hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

[The remainder of this page is intentionally left blank.]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on November 22, 2005.

PALMSOURCE, INC.

By:	/s/ Jeanne Seeley
	Name:	Jeanne Seeley
	Title	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick McVeigh Patrick McVeigh	Interim Chief Executive Officer (Principal Executive Officer)	November 22, 2005

/s/ Jeanne Seeley Jeanne Seeley	Chief Financial Officer (Principal Financial Officer)	November 22, 2005

/s/ Toru Arakawa Toru Arakawa	Director	November 22, 2005

/s/ Tomihisa Kamada Tomihisa Kamada	Director	November 22, 2005

/s/ Toshiya Yasui Toshiya Yasui	Director	November 22, 2005

/s/ Kiyoyasu Oishi Kiyoyasu Oishi	Director	November 22, 2005